Toni Perazzo
Acting President and Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Earns $434,000, or $0.28 per Share, in 1Q16;
Portfolio Utilization Remains Strong at 95%

BURLINGAME, California, May 10, 2016 /PRNewswire/ -- AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported first quarter 2016 earnings of $434,000, or $0.28 per diluted share, compared to $752,000, or $0.48 per diluted share, for the first quarter of 2015, and  $3.1 million, or $1.99 per diluted share, for the fourth quarter of 2015.   The earnings reported for the first and fourth quarters of 2015 included $1.9 million and $6.3 million, respectively, in pretax gains on the sale of assets.  All reported results are unaudited.

Last week, the Company announced that Evan Wallach, who has served as an independent director for nineteen years and was re-elected to the Board of Directors at the Company's recent annual meeting of stockholders, has been appointed to serve as Chairman of the Board of the Company, to fill the vacancy left by the recent passing of Neal Crispin, the Company's Founder, Chairman and President.  Toni Perazzo, Acting President and Chief Financial Officer, noted that "Evan's experience in finance and aviation, along with his long-time service to the Company, make him an ideal Chairman for us at this time."

"Competition in our niche in the aircraft leasing industry remains high, fueled by abundant capital and new participants in the global markets we serve," Perazzo continued.  "While we are beginning to see rationality return to capital inflows for our asset classes, we do not expect to see the pace of our acquisitions accelerate in the near term.  Our long-term goals remain to make strategic additions and to modernize and refresh our portfolio."
First Quarter 2016 Highlights (at or for the periods ended March 31, 2016, December 31, 2015 and March 31, 2015):
•
Average portfolio utilization, as a percentage of net book value of assets held for lease, remained at 95% during the first quarter of 2016, unchanged from the fourth quarter of 2015, and up from 88% in the year-ago quarter.

•	Total revenues were $6.2 million for the first quarter of 2016, compared to $12.7 million in the fourth quarter, and $8.6 million in the first quarter a year ago.
•
Operating lease revenues declined 2% to $6.0 million in the first quarter of 2016 from $6.2 million in the preceding quarter, and declined 6% from $6.4 million a year ago, primarily as a result of asset sales in 2015.

•
One aircraft was sold, pursuant to a lessee purchase option in a sales-type finance lease, generating $5,400 in gains in the first quarter of 2016.  Three aircraft were sold on a cash basis during the fourth quarter of 2015, generating $6.3 million in gains.  In the first quarter of 2015, one aircraft was sold for cash and another was sold pursuant to a sales-type finance lease, generating gains totaling $1.8 million.

•
Total expenses decreased 30% in the first quarter of 2016 compared to the fourth quarter of 2015, and decreased 26% year-over-year, to $5.6 million, in both cases primarily due to lower maintenance costs.  In addition, depreciation and management fees declined, reflecting a net decline in portfolio size due to asset sales, and interest expense declined as a result of a lower credit facility balance and decreased amortization of debt issuance costs during the 2016 period.

•
Operating margin and net margin were 11% and 7%, respectively, in the first quarter of 2016 compared to 38% and 24%, respectively, for the preceding quarter, and 13% and 9%, respectively, in the first quarter of 2015.

•	Cash provided by operating activities for the first quarter of 2016 increased to $5.5 million, 87% higher than the $3.0 million generated in the first quarter of 2015.
•	Book value per share was $26.62 at March 31, 2016, compared to $26.35 per share at December 31, 2015, and $23.06 per share at March 31, 2015.
•
Liquidity available from the revolving credit facility was $48.2 million, up from $39.6 million a year ago. The credit facility can be expanded by an additional $30.0 million, if needed.  The increase in liquidity reflects the repayment of credit facility from asset sales.

Perazzo remarked, "One of our newer aircraft was involved in an on-ground accident in April 2016.  No passengers or crew on either aircraft were injured; however, the damage to our aircraft was extensive.  The aircraft was fully insured by the lessee as required under our lease, and has been declared a total loss by the lessee's insurer.  We believe the claim will be promptly resolved.  The insurance proceeds will be used to repay the credit facility advance used to acquire the aircraft.  Unfortunately, the total loss means that this lease will terminate.  The Company will not realize the future anticipated lease revenue from that aircraft, and such revenue will not be replaced until the Company is able to make additional asset acquisitions.  Until such replacement assets are acquired, the reduction in revenue however, will be partially offset by lower depreciation, interest expense and management fees."

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of March 31, 2016, December 31, 2015 and March 31, 2015.

	March 31, 2016	% of net book value	December 31, 2015	% of net book value	March 31, 2015	% of net book value
Turboprop aircraft (*):
On lease	10	39%	13	41%	20	46%
Off lease - re-leasing	6	6%	3	4%	5	5%
Total turboprop aircraft	16	45%	16	45%	25	51%

Regional jet aircraft:
On lease	8	49%	8	49%	8	44%
Off lease - re-leasing	-	-	-	-	-	-
Total regional jet aircraft	8	49%	8	49%	8	44%

Engines:
On lease	2	5%	2	5%	-	-
Off lease - re-leasing	3	1%	3	1%	5	5%
Total engines	5	6%	5	6%	5	5%

(*) Decreases from period to period reflect cash sales, sales pursuant to sales-type finance leases, and reclassifications of assets to held for sale.

AeroCentury's portfolio currently consists of twenty-three aircraft and five engines held for lease and five aircraft that are held under sales-type finance leases. The Company also has one aircraft and three turboprop airframes being sold as parts as assets held for sale. The Company's portfolio consists of ten different aircraft types. The current customer base comprises fourteen airlines operating worldwide.

At March 31, 2016, total assets were $176.4 million, compared to $195.4 million a year ago, reflecting asset sales during the past twelve months.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the statements that there is no expectation that the pace of the Company's acquisitions will accelerate in the near term; that the Company's long term goal is to make strategic additions and to modernize and refresh the Company's portfolio; that the insurance claim on the aircraft involved in the April 2016 accident will be promptly resolved; and that the loss of revenue anticipated from the lease for the destroyed aircraft be partially offset by lower depreciation, interest expense and management fees.  All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including lack of availability of appropriate aircraft for acquisition and financing therefor, unanticipated delays in the insurer's claim on the destroyed aircraft, or deficiencies in the claim paperwork submitted by the insured lessee; and unanticipated increases in interest under the Company's credit facility, as well as those discussed in the Company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the Company does not assume a duty to update any forward-looking statement.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Operating lease revenue	$6,044	$6,186	$6,438
Gain on disposal of assets	5	6,331	1,862
Maintenance reserves revenue (1)	-	-	327
Other income	187	230	-
	6,236	12,747	8,627

Depreciation	2,079	2,131	2,328
Interest	1,289	1,336	1,878
Management fees	1,264	1,321	1,433
Professional fees and other	524	331	454
Maintenance costs	320	1,623	1,382
Provision for impairment	75	1,135	-
	5,551	7,877	7,475

Income before income taxes	685	4,870	1,152
Income tax provision	251	1,795	400
Net income	$434	$3,075	$752

Earnings per share:
Basic	$0.28	$1.99	$0.49
Diluted	$0.28	$1.99	$0.48

Shares used in per share computations:
Basic	1,566,699	1,543,257	1,543,257
Diluted	1,566,699	1,548,469	1,552,765

	3/31/16	12/31/15	3/31/15
Total assets	$176,387	$181,025	$195,355
Total liabilities	$134,675	$139,746	$159,762
Shareholders' equity	$41,712	$41,279	$35,593

(1)	Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.

####